Exhibit 99.1

March 10, 2016 12:32 UTC

ADDING and REPLACING J. Alexander’s Holdings, Inc. Reports Results for Fourth Quarter and Full Year of 2015

J. Alexander’s/Redlands Grill Posts 24th Consecutive Quarter of Same Store Sales Increases

Stoney River Records 6th Consecutive Quarter of Same Store Sales Gains

NASHVILLE, Tenn.—(BUSINESS WIRE)—Add the following table to the end of the release dated March 9, 2016: Reconciliation of Guidance Range for Adjusted EBITDA for 2016.

The corrected release reads:

J. Alexander’s Holdings, Inc. Reports Results

For Fourth Quarter And Full Year Of 2015

J. Alexander’s/Redlands Grill Posts 24th Consecutive Quarter

Of Same Store Sales Increases

Stoney River Records 6th Consecutive Quarter

Of Same Store Sales Gains

J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company) today reported financial results for the fourth quarter and full year of fiscal 2015 ended January 3, 2016. Fiscal 2015 included 53 weeks as compared to 52 weeks in fiscal 2014 and the fourth quarter of fiscal 2015 included 14 weeks as compared to 13 weeks in the corresponding period of fiscal 2014. In addition, as a result of our fiscal year ending on the Sunday closest to December 31, fiscal 2015 included two New Year’s holiday periods, one during the first quarter and another during the fourth quarter of fiscal 2015, while fiscal 2014 included one New Year’s holiday period during the first quarter of that year.

Fourth Quarter 2015 Highlights Compared To The Fourth Quarter Of 2014

•	Net sales increased $5,992,000 to $59,304,000, or 11.2%. The extra week in the 2015 quarter included the New Year’s holiday period and contributed $5,030,000 of net sales, which increased net sales for the quarter by 9.4% compared to the fourth quarter of 2014.

•	Adjusted EBITDA(1) rose $1,778,000 to $8,382,000, or 26.9%, for the fourth quarter of 2015 from $6,604,000 during the fourth period of 2014. Approximately $900,000 of the increase during the fourth quarter of 2015 was attributable to the extra week included in the 2015 period.

•	For the J. Alexander’s/Redlands Grill restaurants, average weekly same store sales per restaurant were up 1.4% to $111,600, and for the Stoney River Steakhouse and Grill restaurants, average weekly same store sales increased by 6.2% to $77,300. Excluding the impact of the extra week included in the fourth quarter of 2015, average weekly same store sales per restaurant for the J. Alexander’s/Redlands Grill restaurants were $109,900, representing a 0.2% decrease compared to the average of $110,100 in the 13 weeks represented by the fourth quarter of 2014, and average weekly same store sales per restaurant for the Stoney River Steakhouse and Grill restaurants were $76,200, representing a 4.7% increase compared to the average of $72,800 during the 13 weeks included in the corresponding period of 2014.

●	Income from continuing operations before income taxes reached $4,033,000 during the fourth quarter of 2015 compared to $2,471,000 in the fourth quarter of 2014. The 2015 results include an additional $812,000 in income related to the impact of the extra week of operations during the fourth quarter. These results were impacted by non-recurring transaction expenses associated with a planned initial public offering in 2014 and the ultimate spin-off from Fidelity National Financial Ventures, LLC (FNFV) in 2015, of $870,000 and $459,000 in the fourth quarter of 2015 and 2014, respectively.

●	Net income for the fourth quarter of 2015 totaled $2,321,000, up 5.9% from net income of $2,192,000 in the fourth quarter of the prior year.

●	Basic and diluted earnings per share totaled $0.15 for both the fourth quarter of 2015 and 2014, respectively. In computing earnings per share, weighted average common shares outstanding are based on the number of shares outstanding at the date of the Company’s spin-off from FNFV as if all shares had been outstanding since December 30, 2013.

●	Restaurant Operating Profit Margin(2) was 17.1% for the fourth quarter of 2015 as compared to 15.6% in the fourth quarter of 2014.

●	Cost of sales as a percentage of net sales in the fourth period of 2015 improved to 31.4% from 32.2% during the fourth quarter a year ago.

(1)	Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.
(2)	“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to net income. Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

Stock Repurchase Program

During the fourth quarter of fiscal 2015, the Company’s Board of Directors authorized a share repurchase program for up to 1.5 million shares of the Company’s outstanding common stock over a period of three years. The Company expects to fund the share repurchases from cash on hand and operating cash flow. Repurchases will be made in accordance with applicable securities laws and may be made from time to time in the open market. The timing, prices, and amount of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock. To date, no shares have been repurchased by the Company under this program.

Chief Executive Officer’s Review/Fourth Quarter

“Our fourth quarter results again yielded increased same store sales in our J. Alexander’s/Redlands Grill restaurants and in our Stoney River Steakhouse and Grill restaurants,” observed Lonnie J. Stout, II, President and Chief Executive Officer of the Company.

“While we were satisfied with our overall performance, sales in the fourth quarter were impacted somewhat by a slowdown in sales at certain J. Alexander’s/Redlands Grill restaurants located near malls and in heavy retail areas. Historically during the holiday season, which runs from Thanksgiving through Christmas Eve, we have benefitted from guests having late lunches and early dinners as a result of shopping trips. The frequency of guest visits to our restaurants was high. However, in recent years, we have noticed a softening in sales during the late weeks of the fourth quarter as online retail shopping has increased. This trend had an unfavorable impact on guest counts and on holiday sales this past year at some J. Alexander’s/Redlands Grill restaurants operating in heavy retail traffic areas.”

Stout said that the Company was also pleased with the continued improvement in restaurant operating profit during the most recent quarter. “This is another important measure of operating efficiency and includes restaurant profits after all occupancy costs, but before any corporate general and administrative expenses.”

Restaurant operating profit climbed to $10,166,000 in the fourth quarter of 2015 from $8,306,000 in the final quarter of the previous year. This was a 22.4% increase and included an extra week, which had an estimated favorable impact of $1,167,000.

For the quarter ended January 3, 2016, the Company continued to reduce its cost of sales as a percent of net sales, which were down from 32.2% in the final quarter of 2014 to 31.4% in the most recent quarter. Restaurant labor and related costs as a percent of net sales were also down to 29.3% as compared to 29.6% in the fourth period a year earlier, while other restaurant operating expenses decreased to 18.6% of net sales as compared to 19.0% percent of net sales in the final quarter of 2014.

Stout said that average weekly guest counts within the same store base for the Company’s Stoney River Steakhouse and Grill restaurants were up 5.9% for the fourth quarter of 2015. Guest counts within the same store base at the Company’s combined J. Alexander’s/Redlands Grill concepts decreased 0.9% in the most recent quarter and reflected the previously mentioned slowdown in retail traffic in mall and heavy retail areas during the traditionally busy holiday season.

Average guest checks, which include alcoholic beverage sales, for the combined J. Alexander’s/Redlands Grill concepts increased 2.3% to $31.08 in the fourth quarter of 2015. Average guest checks for the Stoney River Steakhouse and Grill concept were up 0.3% to $47.12 in the fourth quarter of 2015. The effect of menu price increases for the quarter just ended was estimated to be 1.7% for the J. Alexander’s/Redlands Grill restaurants and 2.4% for the Stoney River Steakhouse and Grill restaurants compared to the same period a year earlier.

Fiscal 2015 Performance

For the 53 weeks of fiscal 2015, the Company posted net sales of $217,914,000, up 7.8% from $202,233,000 reported during the 52 weeks of fiscal 2014. Income from continuing operations before income taxes was $7,339,000 for 2015 compared to $9,286,000 for 2014. Excluding non-recurring transaction expenses of $7,181,000 and $785,000 in 2015 and 2014, respectively, income from continuing operations before income taxes would have totaled $14,520,000 for 2015 compared to $10,071,000 for 2014. The Company recorded net income of $5,355,000 for 2015 compared to $8,515,000 in 2014. Adjusted EBITDA for 2015 totaled $26,125,000, an increase of $3,767,000, or 16.8%, from $22,358,000 recorded in 2014. Basic and diluted earnings per share totaled $0.36 for 2015 compared to $0.57 for 2014.

Average weekly same store sales per restaurant for 2015 were up 3.7% to $111,000 for the J. Alexander’s/Redlands Grill restaurants, and for the Stoney River Steakhouse and Grill restaurants, average weekly same store sales increased by 6.0% to $70,200. Excluding the impact of the extra week in 2015, average weekly same store sales per restaurant totaled $110,600 for the J. Alexander’s/Redlands Grill restaurants, an increase of 3.4%, and $69,700 for the Stoney River Steakhouse and Grill restaurants, an increase of 5.3%, compared to the corresponding periods of 2014, respectively.

Average weekly guest counts within the same store base of restaurants increased by 0.1% within the J. Alexander’s/Redlands Grill restaurants and by 4.4% within the Stoney River Steakhouse and Grill restaurants in 2015 compared to 2014. The average guest check at the combined J. Alexander’s/Redlands Grill locations increased by 3.7% to $30.77 during 2015 and the Stoney River average guest check increased by 1.5% to $45.99. Management estimates that the effect of menu price increases for 2015 totaled 2.9% at J. Alexander’s/Redlands Grill locations and 2.8% at the Stoney River restaurants for 2015.

Cost of sales as a percent of net sales for 2015 was 31.6%, down from 31.9% in 2014. Restaurant labor and related costs for 2015 decreased to 30.2% of net sales from 30.4% of net sales in 2014, and other restaurant operating expenses decreased to 19.8% of net sales during 2015 from 20.0% of net sales in 2014. Restaurant operating margins for 2015 totaled 14.7%, up from 13.9% in 2014.

Cash flow from operations totaled $16,010,000 during 2015 compared to $17,955,000 in 2014. Capital expenditures for 2015 totaled $11,431,000 compared to $10,536,000 during fiscal 2014.

Outlook For 2016/Guidance

The following business performance outlook is based on current information as of March 9, 2016. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the information on which this outlook is based is subject to change and the Company may update its full business outlook or any portion thereof at any time for any reason.

“As fiscal 2016 begins, we are addressing sales softness in some of our small and mid-market J. Alexanders/Redlands Grill restaurants due to increases in check averages,” Stout continued. “We have implemented value-oriented programs with lunch and dinner features in an effort to increase the frequency of our aspirational and more casual dining guests. We believe it will take a quarter or two before these plans produce beneficial results. Thus, when combined with the timing of the New Year’s holiday period, as well as the unfavorable impact of the Easter weekend which will be included in the first quarter of 2016 but was the first week of last year’s second quarter, we anticipate our first quarter average weekly same store sales per restaurant for the J. Alexanders/Redlands Grill restaurants will be 3% – 4% below the average for the first quarter of 2015, with approximately half of the anticipated decrease attributable to the timing of the holidays noted above. For the 2016 year, we anticipate our weekly same store sales averages will improve approximately 1% - 2%.”

Stout said management believes the performance of its Stoney River Steakhouse and Grill restaurants will remain strong because fewer restaurants are located in price-sensitive markets.

Stout also noted that fiscal 2016 will be a year of continued transition for the Company. “As a public company once again, there are certain fees and expenses which we will incur that were not present during the years we were a majority-owned subsidiary of FNFV,” Stout stated. “We estimate such fees will run approximately $1.1 million annually and that our results for the last quarter of 2015 included between $200,000 and $250,000 of such expenses.” Stout also noted that in conjunction with the spin-off from FNFV, the Company entered into a management agreement with Black Knight Advisory Services, LLC which will result in additional general and administrative expenses of approximately $800,000 for fiscal 2016 compared to similar fees totaling $262,000 during the fourth quarter of fiscal 2015.

Based upon current information, the guidance for the 52-week 2016 fiscal year is as follows:

Same Store Sales Increase:

J. Alexander’s/Redlands Grill	1% - 2%
Stoney River Steakhouse and Grill	2% - 3%
Redlands Grill Conversions	2 to 4 locations
Capital Expenditures	$20MM- $21.5MM
Total Revenue	$222MM - $226MM
Adjusted EBITDA	$25.1MM- $26.1MM
Net Income	$5.7MM - $6.4MM
Effective tax rate	30%
Basic EPS Range	$0.38 - $ 0.43

Restaurant Development

On January 25, 2016, the Company opened a new Stoney River Steakhouse and Grill in Germantown, TN, a suburb of Memphis. The concept’s last new restaurant opening prior to the Germantown location was in Towson, Maryland during 2009 and the Germantown restaurant represents the first new Stoney River Steakhouse and Grill opened subsequent to the concept’s being contributed to J. Alexander’s Holdings, LLC in early 2013. “Our newest Stoney River has been extremely well-received within the Germantown community and has significantly exceeded both our current system weekly sales average as well as our targeted weekly sales average of $85,000 once a restaurant reaches maturity,” Stout noted. “While we don’t typically single out individual restaurants for analysis, we feel it is noteworthy that the Germantown location has gotten off to an exceptionally strong start and we feel that such performance validates the potential that we believe exists within the Stoney River concept.”

The Company has also executed leases to develop two new J. Alexander’s restaurants, one in Raleigh, NC, with an anticipated opening during the early portion of the fourth quarter of 2016, and one in Lexington, KY, which we anticipate will open later during the fourth quarter of 2016. Finally, the Company expects to open the 12th Stoney River Steakhouse and Grill restaurant during the fourth quarter of 2016 at a site to be determined. The Company is also continuing its program to transition selected J. Alexander’s restaurants to Redlands Grill restaurants. A total of 12 such transitions were initiated in 2015 and another two to four are anticipated to commence during 2016. This transition process is expected to be completed by year end 2016.

Conference Call

The Company will hold a conference call on Thursday, March 10, at 10 a.m. Central time to discuss its financial results for the fourth quarter and fiscal year ended January 3, 2016. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to J. Alexander’s website at investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=117505.

A replay of the conference call will be available shortly following the conclusion of the call at investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=117505, as well as by dialing 1-877-870-5176 or 1-858-384-5517 and providing the access code 13626459. The replay will be accessible through March 17, 2016 via telephone and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates three complementary restaurant concepts: J. Alexander’s, Redlands Grill and Stoney River Steakhouse and Grill.

J. Alexander’s Holdings, Inc. presently operates 42 restaurants in 14 states. The Company has its headquarters in Nashville, TN.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. and the related earnings call contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, including statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; the effect of volatile retail area traffic patterns; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and concept conversions and the Company’s ability to operate them profitably; competition within the casual dining industry; the effect of public company costs and other requirements, including our management agreement with Black Knight Advisory Services, LLC; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter ended		Year ended
	January 3 2016	December 28 2014	January 3 2016	December 28 2014
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net sales	$59,304	$53,312	$217,914	$202,233
Costs and expenses:
Cost of sales	18,629	17,151	68,806	64,591
Restaurant labor and related costs	17,405	15,796	65,860	61,539
Depreciation and amortization of restaurant property and equipment	2,094	1,949	8,222	7,652
Other operating expenses	11,010	10,110	43,076	40,440

Total restaurant operating expenses	49,138	45,006	185,964	174,222
Transaction and integration expenses	870	459	7,181	785
General and administrative expenses	4,851	4,179	16,091	14,450
Asset impairment charges and restaurant closing costs	1	1	3	5
Pre-opening expense	252	519	275	681

Total operating expenses	55,112	50,164	209,514	190,143

Operating income	4,192	3,148	8,400	12,090

Other income (expense):
Interest expense	(188)	(685)	(1,158)	(2,908)
Other, net	29	8	97	104

Total other expense	(159)	(677)	(1,061)	(2,804)

Income from continuing operations before income taxes	4,033	2,471	7,339	9,286
Income tax expense	(1,600)	(167)	(1,555)	(328)
Loss from discontinued operations, net	(112)	(112)	(429)	(443)

Net income	$2,321	$2,192	$5,355	$8,515

Adjusted EBITDA(1)	$8,382	$6,604	$26,125	$22,358

Basic Earnings per share:
Income from continuing operations, net of tax	$0.16	$0.15	$0.39	$0.60
Loss from discontinued operations, net	(0.01)	$(0.01)	(0.03)	(0.03)

Basic earnings per share	$0.15	$0.15	$0.36	$0.57

Diluted Earnings per share:
Income from continuing operations, net of tax	$0.16	$0.15	$0.38	$0.60
Loss from discontinued operations, net	(0.01)	(0.01)	(0.03)	(0.03)

Diluted earnings per share	$0.15	$0.15	$0.36	$0.57

Weighted average common shares outstanding(2):
Basic	15,000	15,000	15,000	15,000
Diluted	15,147	15,000	15,037	15,000

(1) -	See definitions and reconciliation attached.

(2) -	Weighted average common shares outstanding are based on the number of shares outstanding at the date of the Company’s spin-off from Fidelity National Financial Ventures, LLC as if all shares had been outstanding since December 30, 2013.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Percentages of Sales (Unaudited)

	Quarter ended		Year ended
	January 3 2016	December 28 2014	January 3 2016	December 28 2014
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	31.4	32.2	31.6	31.9
Restaurant labor and related costs	29.3	29.6	30.2	30.4
Depreciation and amortization of restaurant property and equipment	3.5	3.7	3.8	3.8
Other operating expenses	18.6	19.0	19.8	20.0

Total restaurant operating expenses	82.9	84.4	85.3	86.1
Transaction and integration expenses	1.5	0.9	3.3	0.4
General and administrative expenses	8.2	7.8	7.4	7.1
Asset impairment charges and restaurant closing costs	0.0	0.0	0.0	0.0
Pre-opening expense	0.4	1.0	0.1	0.3

Total operating expenses	92.9	94.1	96.1	94.0

Operating income	7.1	5.9	3.9	6.0

Other income (expense):
Interest expense	(0.3)	(1.3)	(0.5)	(1.4)
Other, net	0.0	0.0	0.0	0.1

Total other expense	(0.3)	(1.3)	(0.5)	(1.4)

Income from continuing operations before income taxes	6.8	4.6	3.4	4.6
Income tax expense	(2.7)	(0.3)	(0.7)	(0.2)
Loss from discontinued operations, net	(0.2)	(0.2)	(0.2)	(0.2)

Net income	3.9%	4.1%	2.5%	4.2%

Adjusted EBITDA	14.1%	12.4%	12.0%	11.1%

Note: Certain percentage totals do not sum due to rounding.

Average weekly sales per restaurant:

J. Alexander’s Restaurant/Redlands Grill	$111,000	$110,000	$110,400	$107,000
Percent increase	0.9%		3.2%

Average weekly same store sales per restaurant:

J. Alexander’s Restaurant/Redlands Grill	$111,600	$110,100	$111,000	$107,000
Percent increase	1.4%		3.7%

Stoney River Steakhouse and Grill (1)	$77,300	$72,800	$70,200	$66,200
Percent increase	6.2%		6.0%

(1)	The Company includes restaurants in the same store sales base after they have been in operation for more than 18 months. Because no new restaurants have been opened during the 18 months preceding the comparable periods, average weekly same store sales per restaurant are the same as average weekly sales per restaurant for the periods presented.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	January 3 2016	December 28 2014
Assets
Current assets:
Cash and cash equivalents	$13,424	$13,301
Other current assets	5,555	5,559

Total current assets	18,979	18,860

Other assets	6,388	4,405
Property and equipment, net	89,313	86,263
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,155	25,155
Deferred Charges, net	621	488

	$156,193	$150,908

Liabilities and Membership Equity / Stockholders’ Equity
Current liabilities	22,553	22,962
Long term debt and obligations under capital leases, net of portion classified as current	19,583	11,250
Long term debt due to related party	—	10,000
Deferred compensation obligations	5,715	5,555
Deferred income taxes	5,002	—
Other long-term liabilities	4,537	4,252
Membership equity	—	96,889
Stockholders’ equity	98,803	—

	$156,193	$150,908

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	January 3 2016	December 28 2014
	(53 weeks)	(52 weeks)
Cash flows from operating activities:
Net income	$5,355	$8,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	8,523	7,946
Amortization of lease assets and liabilities and deferred charges	339	348
Equity-based compensation expense	1,256	—
Deferred income taxes	334	(277)
Other, net	256	172
Changes in assets and liabilities, net	(53)	1,251

Net cash provided by operating activities	16,010	17,955

Cash flows from investing activities:
Purchase of property and equipment	(11,431)	(10,536)
Rabbi trust contribution	(2,415)	—
Other investing activities	(140)	(157)

Net cash used in investing activities	(13,986)	(10,693)

Cash flows from financing activities:
Proceeds from borrowing under long-term debt agreement	10,000	—
Payments on long-term debt and obligations under capital leases	(11,671)	(11,719)
Other financing activities	(230)	(311)

Net cash used in financing activities	(1,901)	(12,030)

Increase (decrease) in cash and cash equivalents	123	(4,768)
Cash and cash equivalents at beginning of period	13,301	18,069

Cash and cash equivalents at end of period	$13,424	$13,301

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$1,444	$808
Property and equipment obligations accrued at end of period	1,845	1,444
Cash paid for interest	1,109	5,010
Cash paid for income taxes	445	92
Noncash deferred offering costs accrued at end of period	—	1,520

J. Alexander’s Holdings, Inc. and Subsidiaries

Adjusted EBITDA Reconciliation

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define “Adjusted EBITDA” as net income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment, pre-opening costs and certain unusual items. Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or net cash provided by operating, investing or financing activities, each as presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter ended		Year ended
	January 3 2016	December 28 2014	January 3 2016	December 28 2014
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net income	$2,321	$2,192	$5,355	$8,515

Income tax expense	1,600	167	1,555	328
Interest expense	188	685	1,158	2,908
Depreciation and amortization	2,186	2,038	8,584	7,992

EBITDA	6,295	5,082	16,652	19,743

Transaction and integration expenses	870	459	7,181	785
Loss on disposal of fixed assets	32	31	256	179
Asset impairment charges and restaurant closing costs	1	1	3	5
Non-cash compensation	820	400	1,329	522
Loss from discontinued operations, net	112	112	429	443
Pre-opening expense	252	519	275	681

Adjusted EBITDA	$8,382	$6,604	$26,125	$22,358

Note 1:	For purposes of computing Adjusted EBITDA, the $661 in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s management agreement with BKAS totaling $262 are included in general and administrative expenses and have not been included in the reconciliation set forth above.

Note 2:	The quarter and fiscal year ended January 3, 2016 included 14 weeks and 53 weeks, respectively, compared to the 13 weeks and 52 weeks which were included in the quarter and fiscal year ended December 28, 2014, respectively. Management estimates the additional week in the 2015 periods resulted in additional Adjusted EBITDA of $900.

J. Alexander’s Holdings, Inc. and Subsidiaries

Restaurant Operating Profit Reconciliation

(Unaudited in thousands)

	Quarter ended		Year ended
	January 3 2016	December 28 2014	January 3 2016	December 28 2014
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net income	$2,321	$2,192	$5,355	$8,515
Loss from discontinued operations, net	112	112	429	443
Income tax expense	1,600	167	1,555	328
Interest expense	188	685	1,158	2,908
Other, net	(29)	(8)	(97)	(104)
General and administrative expenses	4,851	4,179	16,091	14,450
Asset impairment charges and restaurant closing costs	1	1	3	5
Transaction and integration expenses	870	459	7,181	785
Pre-opening expense	252	519	275	681

Restaurant Operating Profit	$10,166	$8,306	$31,950	$28,011

Note:	The quarter and fiscal year ended January 3, 2016 included 14 weeks and 53 weeks, respectively, compared to the 13 weeks and 52 weeks which were included in the quarter and fiscal year ended December 28, 2014, respectively. Management estimates the additional week in the 2015 periods resulted in additional Restaurant Operating Profit of approximately $1,167.

	Reconciliation of Guidance Range for Adjusted EBITDA for 2016
	(unaudited, in thousands)
	Low	High
Net income (estimated)	$5,700	$6,400
Income tax expense	2,400	2,700
Interest expense	750	750
Depreciation and amortization	9,400	9,400

EBITDA	18,250	19,250
Transaction and integration expenses	150	150
Loss on disposal of fixed assets	250	250
Non-cash compensation	3,720	3,720
Loss from discontinued operations, net	435	435
Pre-opening expense	2,300	2,300

Adjusted EBITDA	$25,105	$26,105